Exhibit 10.45

UNIVAR

SUPPLEMENTAL BENEFITS PLAN

(AS AMENDED AND RESTATED EFFECTIVE JULY 1, 2004)

UNIVAR SUPPLEMENTAL BENEFITS PLAN

AMENDED AND RESTATED AS OF JULY 1, 2004

1. Purpose. The purpose in establishing this Supplemental Benefits Plan (“Plan”) is to provide retirement compensation to a select group of specifically designated participants of the Univar USA Inc. Retirement Plan (hereinafter “Retirement Plan”) under the terms of that Retirement Plan without regard to limitations on benefits imposed under Internal Revenue Code (“Code”) Sections 415 and Section 401(a)(17) which apply to the Retirement Plan. In addition, this Plan provides benefits to certain Retirement Plan participants who transfer to a Non-U.S. Affiliate of Univar USA Inc. as listed in Appendix P of the Retirement Plan, and may provide benefits to an additional select group of management or highly compensated employees (within the meaning of ERISA).

2. Effective Date. This Plan was established effective January 11, 1983 and has been known, from time to time, as the Univar Corporation Supplemental Benefits Plan, the Univar USA Inc. Supplemental Benefits Plan, the VOPAK USA Inc. Supplemental Benefits Plan and the Univar USA Inc. Supplemental Benefits Plan. It has been amended and restated several times since that date. The effective date of this amendment and restatement is July 1, 2004, and the Plan is renamed the Univar Supplemental Benefits Plan as of that date. The provisions of the amended and restated Plan apply only to those Participants who are employed by a Participating Employer on or after July 1, 2004. Participants who terminated employment before July 1, 2004, are subject to the provisions of the Plan as amended through June 30, 2004, which provisions are appended to this Plan as Exhibit A. This July 1, 2004 restatement does not make any substantive changes to the Plan but consolidates previous amendments and /or removes amendments not applicable to any active Participants.

3. Participation. This Plan shall include only those management or highly compensated employees (i) who are eligible to receive a benefit under the Retirement Plan; and (ii) whose benefits are affected by the statutory limitation imposed on compensation used to determine benefits under, and/or statutory limitation on benefits payable from, the Retirement Plan, or who transferred to a Non-U. S. Affiliate of a Participating Employer or its predecessor. Such an employee shall be referred to hereinafter as a “Participant.”

Effective June 30, 2004, benefit accruals under this Plan are frozen for those Participants whose benefits under the Retirement Plan are frozen as of June 30, 2004 pursuant to the terms of the Retirement Plan, and no additional benefits shall accrue for such Participants under this Plan after June 30, 2004. The only employees who may become Participants in this Plan after June 30, 2004 are employees of a Participating Employer who (i) meet the eligibility requirements set forth above in this Section 3, (ii) were eligible employees and active participants in the Retirement Plan on June 30, 2004, and (iii) had at least five (5) years of Credited Service under the Retirement Plan on June 30, 2004 and thus continued accruing additional benefits in the Retirement Plan after June 30, 2004. Participants accrue benefits under this Plan only if and while they are accruing benefits under the Retirement Plan.

As of the effective date of this amended and restated Plan, the Participating Employers are Univar, Inc., Univar Delaware, Inc., Univar USA, Inc., and Univar USA Delaware, Inc. Liabilities for Participants who are employed by any of the Participating Employers or their respective wholly owned subsidiaries on or after July 1, 2004 shall be the joint and several responsibility of each of the Participating Employers and such subsidiaries.

4. Benefit Determination Date. Benefits shall be determined under this Plan as of the same date that benefits are determined under the Retirement Plan, where such benefits are determined by reference to the Retirement Plan.

5. Benefit Amount. The Benefits under this Plan shall equal the difference, if any, between (a) and (b) below, plus any amounts described in (c) below:

(a) The monthly benefit for the life of the Participant, as calculated under the Retirement Plan, without regard to the limitations described in Internal Revenue Code Sections 415 and 401(a)(17), as amended from time to time, and as described in regulations and publications issued under those Code Sections.

(b) The monthly benefit for the life of the Participant, as calculated under the terms of the Retirement Plan, which includes limitations described in Internal Revenue Code Sections 415 and 401(a)(17), as amended from time to time, and as described in regulations and publications issued under those Code Sections.

(c) In addition to the difference between (a) and (b) above, this Plan shall provide “make-whole payments” described in Section 6(b)(ii) below to certain participants who transfer employment to a Non-U.S. Affiliate, and “make-whole payments” described in Section 6(d) below to certain participants who transfer employment to a U.S. Affiliate.

(d) A Participant shall not become vested in the benefits accrued under this Plan unless and until he or she becomes vested in the benefits provided by the Retirement Plan.

Notwithstanding the provisions of this Section 5 of the Plan, Univar USA, Inc. may amend the Plan at any time to provide to a select group of management or highly compensated employees (within the meaning of ERlSA) benefits in addition to, or in lieu of, those provided pursuant to Section 5.

6. Participants Who Transferred to or from Certain Affiliates.

(a) Transfers Occurring After August 15, 1997.

(i) No Service Credit, No Offset for Foreign Benefits. For Participants who after August 15, 1997 either transferred from Univar USA Inc. to a Non-U.S. Affiliate of such corporation, or transferred to Univar USA Inc. from a Non-U.S. Affiliate of such corporation, the amount of benefits payable from this Plan shall be determined pursuant to subsections G.6 and G.7 of Appendix G and subsections H.6 and H.7 of Appendix H, respectively, of the Retirement Plan. Earnings from the Non-U.S. Affiliate shall be considered when determining the benefit payable from this Plan, and the benefit payable from this Plan shall not be offset by benefits paid by retirement plans of the Non-U.S. Affiliate.

(ii) Make-Whole for Transferees to Non-US. Affiliates. In addition, this Plan shall pay Participants who transfer from a Participating Employer (or its predecessor) to a Non-U.S. Affiliate after August 15, 1997 and who did not previously participate in a retirement plan of a Non-U.S. Affiliate the difference between (A) the total benefits payable to the Participant under this Plan (without regard to this subsection (ii)) and the Retirement Plan and the Non-U.S. Affiliate’s retirement plans (including both qualified pension and supplemental benefits plans), and (B) the total amount the Participant would have received from this Plan and the Retirement Plan had the Participant’s earnings from and periods of service with the Non-U.S. Affiliate instead been with Univar USA, Inc. (including, without limitation, treating service with the Non-U.S. Affiliate as Credited Service under the Retirement Plan). The amount of the “make-whole payment” under this subsection (ii) shall be calculated as follows. First, a “U.S. benefit” shall be calculated by determining the combined benefit payable under this Plan and the Retirement Plan (without regard to this subsection (ii)) in the form of a single life annuity. In calculating the Participant’s U.S. Benefit, Credited Service shall not include service with the Non-U.S. Affiliate. Second, the benefit accrued under the Non-U.S. Affiliate’s retirement plans (“Non-U.S. Benefit”) payable in the same form shall be determined as of the date the U.S. Benefit is calculated and that monthly benefit shall be converted to U.S. dollars using the applicable exchange rate in effect on the preceding December 31. Third, the benefit which would have been paid under this Plan and the Retirement Plan if the Participant’s earnings from and periods of service with the Non-U.S. Affiliate had instead been earnings from and periods of service with Univar USA, Inc. shall be calculated, (including, without limitation, treating service with the Non-U.S. Affiliate as Credited Service under the Retirement Plan) (“Comparison U.S. Benefit”). Finally, if the sum of the U.S. Benefit and Non-U.S. Benefit is less than the Comparison U.S. Benefit, the difference shall be paid to the Participant through this Plan. The amount of this make-whole payment shall be recalculated as of the beginning of each calendar year, and the amount of the Non-U.S. Benefit used in making this recalculation shall be redetermined using the applicable exchange rate in effect on the preceding December 31. This make-whole payment shall be paid in the same form that the Participant’s benefit under the Retirement Plan is paid.

(iii) Currency Conversion Calculations Made After May 1, 1999. Notwithstanding the foregoing in this Section 6(b), where this Section 6(b) requires the conversion of non-U.S. earnings or non-U.S. Benefits to U.S. dollars using the applicable foreign currency exchange rate which is in effect on December 31, any non-U.S. earnings or non-U.S. Benefits received by the Participant on or after January 1, 1999 shall instead be converted using the average exchange rate between U.S. dollars and the applicable foreign currency for the calendar year ending on the applicable December 31. The average rate used shall be the average rate of exchange between U.S. dollars and the applicable foreign currency for such calendar year, as published by the U.S. Federal Reserve in its Statistical Release on Foreign Exchange Rates (Annual). Where a Participant terminates employment from a Non-U.S. Affiliate on a day other than December 31, the foreign currency exchange rate used to convert to U.S. dollars his or her foreign earnings received in the year of termination shall be the exchange rate on such date of termination (as currently provided in Appendices G and H of the Retirement Plan). The rate used on such termination date shall be the currency exchange rate provided in the J.P. Morgan Index as published in the Wall Street Journal on the termination date (or if such date is not a business day, on the business day immediately preceding the termination date).

In the event that the application of this Subsection 6(a)(iii) would cause a Participant’s accrued benefit to be less than his or her accrued benefit as of December 31, 1998, the amount of the Participant’s benefit under this Plan shall be his or her accrued benefit as of December 31, 1998.

(b) Transfers Occurring Prior to August 15, 1997 Where Terminations Occur After August 15, 1997. For a Participant who transferred to or from a Non-U.S. Affiliate of the a Participating Employer or its predecessor prior to August 15, 1997, who performs at least one hour of service for the Non-U.S. Affiliate or a Participating Employer after August 15, 1997, and who has accrued benefits under this Plan, the Participant’s benefit shall be the greater of (i) or (ii) below.

(i) Benefit Under New Formula for All Years. The Participant’s Accrued Benefit determined under Section 6(b) above as applied to the Participant’s total Period of Service (including service both before and after August 15, 1997), but with service with the Non-U.S. Affiliate not treated as Credited Service under the Retirement Plan or this Plan.

(ii) Without Wear-Away. The sum of

A) the Participant’s Frozen Accrued Benefit (as defined below), plus

B) the Participant’s Accrued Benefit as determined under Section 6(b) above for Periods of Service after August 15, 1997.

Notwithstanding the foregoing, in determining which of the two options in the previous paragraph of this Section 6(c) provides the greater benefit to the Participant, calculations shall be made as if no benefits were paid through the Retirement Plan and all benefits were paid through this Plan. For example, if use of the new benefit formula for all years of service (option under Section 6(c)(i) of this Plan and Sections G.8(a) or H.8(a) of the Retirement Plan) would produce the highest total benefit from the combined plans for a Participant, then Section 6 (c)(i) shall apply even if because of the limits on compensation or benefits under the Retirement Plan, the benefit paid under the Retirement Plan is an option other than G.8(a) or H.8(a). However, the benefit paid by this Plan pursuant to this paragraph shall be reduced by the actual benefit paid by the Retirement Plan.

For purposes of this Section 6(c), “Frozen Accrued Benefit means the Participant’s Accrued Benefit, determined under Section 5 above, as if the Participant had permanently terminated employment with Univar USA, Inc. and its affiliates (including Non-U.S. Affiliates) on August 15, 1997. The Frozen Accrued Benefit under this Plan and the Retirement Plan would be offset by the benefit which the Participant had accrued in the retirement plan and supplemental plan of the Non-U.S. Affiliate as of August 15, 1997.

(c) Transfers to or from U.S. Affiliates.

(i) Consideration of Earnings from U.S. Affiliate. For purposes of calculating Final Average Monthly Earnings under this Plan, the Retirement Plan shall be interpreted as if(i) the definition of Earnings under the Retirement Plan included earnings from a U.S. Affiliate, and (ii) Periods of Service under the Retirement Plan included service with a U.S. Affiliate. For purposes of Section 5(c), Section 7 and this subsection (d), a “U.S. Affiliate” is a corporation or other entity listed on Appendix B to this Plan. Earnings from the U.S. Affiliate shall be determined by applying the definition of Earnings set forth in Section 1.08 of the Retirement Plan to the compensation received by the Participant from the U.S. Affiliate.

(ii) Make-Whole for Transferees to US. Affiliates. In addition, this Plan shall pay Participants who transfer from a Participating Employer or its predecessor to a U.S. Affiliate and who did not previously participate in a retirement plan of a U.S. Affiliate or Non-U.S. Affiliate the difference between (A) the total benefits payable to the Participant under this Plan (without regard to this subsection (ii)) and the Retirement Plan and the U.S. Affiliate’s retirement plans (including both qualified pension and supplemental benefits plans), and (B) the total amount the Participant would have received from this Plan and the Retirement Plan had the Participant’s earnings from and periods of service with the U.S. Affiliate instead been with Univar USA Inc. (including without limitation, treating service with the U.S. Affiliate as Credited Service under the Retirement Plan). The amount of the “make-whole payment” under this subsection (ii) shall be calculated as follows. First, a “VWRI Benefit” shall be calculated by determining the combined benefit payable under this Plan and the Retirement Plan (without regard to this subsection (ii)) in the form of a single life annuity. In calculating the Participant’s VWRI Benefit, Credited Service shall not include service with the U.S. Affiliate. Second, the benefit accrued under the U.S. Affiliate’s retirement plans (“U.S. Affiliate Benefit” payable in the same form shall be determined as of the date the VWRI Benefit is calculated. Third, the benefit which would have been paid under this Plan and the Retirement Plan if the Participant’s earnings from and periods of service with the U.S. Affiliate had instead been earnings from and periods of service with a Participating Employer shall be calculated, (including without limitation, treating service with the U.S. Affiliate as Credited Service under the Retirement Plan) (“Comparison Benefit”). Finally, if the sum of the VWRI Benefit and U.S. Affiliate Benefit is less than the Comparison Benefit, the difference shall be paid to the Participant through this Plan. The amount of this make-whole payment shall be recalculated as of the beginning of each calendar year if there is a change in the amount of the VWRI Benefit or U.S. Affiliate Benefit. This make-whole payment shall be paid in the same form that the Participant’s benefit under the Retirement Plan is paid.

7. Spouse’s Death Benefit. If a death benefit is payable under the Retirement Plan to a spouse of a Participant, that spouse is eligible to receive benefits under this Plan. The benefit shall be calculated in the same manner as under Section 5; that is, the death benefit under this Plan shall equal the difference, if any, between (a) the spouse’s death benefit calculated under the Retirement Plan without regard to the limitations described in Code Sections 415 and 401(a)(17), and (b) the spouse’s death benefit as calculated under the terms of the Retirement Plan which includes limitations described in Code Sections 415 and 401(a)(17). In the event a Participant had transferred to or from a Non U.S. Affiliate or a U.S. Affiliate of a Participating Employer, the spouse’s benefit under this Plan shall be calculated in the same manner as set forth in Section 6 above, with the applicable reductions made because the benefit is a spousal benefit.

8. Date and Form of Payment. Benefit payments under this Plan shall commence at the same time as the benefit under the Retirement Plan commences (or the date benefits could have commenced under the Retirement Plan had the Participant been a participant in the Retirement Plan). The benefit shall be paid in the same form as the benefit is paid under the Retirement Plan (to the extent the benefit is calculated by reference to the Retirement Plan) and the actuarial equivalent assumptions used in determining the benefit in a given form shall be the same as are used to determine the benefit under the Retirement Plan.

9. Reemployment After Payments Begin. If a Participant is reemployed after benefits commence, the Participant shall continue receiving benefits under this Plan. When the Participant retires for the final time, the benefit under this Plan shall be adjusted in the same manner as the benefit is adjusted under the Retirement Plan.

10. Termination and Amendment of the Plan. This Plan shall continue in effect until terminated by resolution of the Board of Directors of Univar USA, Inc. In the event of such termination, all amounts accrued and vested to date of such termination shall be payable pursuant to the terms of this Plan as if the Plan had not been terminated. The Plan may be amended from time to time by resolution of the Board of Directors of Univar USA, Inc., or by action of any committee, officer or employee of Univar USA, Inc. to whom the Board of Directors has delegated authority to amend the Plan, including, without limitation, the Pension Management Committee. No amendment or terminating resolution shall reduce any vested benefit accrued to the date of the resolution amending or terminating the Plan. This Plan is intended to be exempt from the provisions of Parts 2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended. If it is determined by an opinion of counsel or by a court of competent jurisdiction that the Plan is not so exempt, the Plan shall terminate as of the last day it was exempt and no benefits shall be paid under this Plan other than those which have accrued and vested as of the date of termination. In the event of such a termination, the Board of Directors of Univar USA, Inc. at its option, may accelerate the payment of benefits and may have benefits paid in a single, actuarially-equivalent, lump sum amount.

11. Source of Benefit Payments. Benefits shall be paid either from rabbi trusts established by Participating Employers (“Trusts”) (see next paragraph), or, to the extent not paid from such Trusts, then from the general assets of any Participating Employer who has liability under the terms of this Plan. No Participant shall acquire any property interest in any assets of any Participating Employer as a consequence of participating in this Plan. A Participant’s rights are limited to receiving payments as set forth in this Plan. The Plan is unfunded, and to the extent that any Participant acquires a right to receive benefits, such right shall be no greater than the right of any unsecured general creditor of a Participating Employer. Any funds of a Participating Employer available to pay benefits under the Plan shall be subject to the claims of general creditors of the Participating Employer and may be used for any purpose by a Participating Employer.

Each Participating Employer may establish a rabbi trust to pay benefits owed to Participants under this Plan. If a Participating Employer which is not the Plan Sponsor establishes a Trust, such Trust will only pay (and only have an obligation to pay) Plan benefits to those Participants whose last employment with any of the companies that are considered part of the same controlled group of corporations or entities with Univar N.V. pursuant to Code Sections 414(b) or (c) (“Univar Companies”) was with the Participating Employer sponsoring such Trust or the direct parent of such Participating Employer. For example, the Trust sponsored by Univar Delaware, Inc. will pay benefits to Participants whose last employment with a Univar Company was with Univar Delaware, Inc. or Univar Inc., but not those who were last employed by Univar USA Inc. or Univar USA, Delaware Inc. Similarly, the Trust sponsored by Univar USA Delaware, Inc. will cover Participants whose last employment with a Univar Company was with Univar USA

Delaware Inc. or Univar USA Inc., but not those who were last employed by Univar Inc. or Univar Delaware Inc. The Trust sponsored by Univar USA Inc. will cover Participants whose last employment with a Univar company was with Univar USA Inc. or Univar North America Corporation (under their current or former names), but not those who were last employed by Univar Inc. or Univar Delaware Inc. Univar USA Delaware Inc. If a Participating Employer does not establish a Trust then the Trust established by the Plan Sponsor shall pay benefits owned by the Plan. Notwithstanding the foregoing, Participants or beneficiaries who terminated employment with the Univar Companies prior to July 1, 2004 or who were employed by a Univar Company on July 1, 2004 and did not consent to have the obligation to have their Plan benefits paid through a trust other than the Trust sponsored by Univar USA Inc. shall have their Plan benefits paid solely through the Trust sponsored by Univar USA Inc. (or from the general assets of Participating Employers), even if their last employer within the Univar Companies was an entity other than Univar USA Inc. Though contributions of cash or other property (including, without limitation, a letter of credit) may be made to a Trust, this Plan shall continue to be “unfunded” as assets in the Trust shall be subject to the claims of general creditors of the Participating Employer sponsoring such Trust on the terms and conditions set forth in the Trust. Any reference in this Plan or a Trust to “funding” accrued benefits shall not change the nature of this Plan as being “unfunded” for purposes of the Code and ERISA.

A Participating Employer may fund a Trust with cash, securities or a letter of credit acceptable to the trustee of that Trust. For purposes of determining the face amount of a letter of credit in which the trustee is the beneficiary needed to fund a Trust with respect to the actuarial present value of the accrued benefits of participants expected to be covered by such Trust, the actuarial assumptions used shall be the same actuarial assumptions used by Univar USA Inc. to determine the Accumulated Benefit Obligation (ABO) for Univar USA Inc. and its United States affiliates as required under FASB Statement Number 87 as of the Measurement Date immediately preceding or concurrent with the date the letter of credit is expected to be deposited. In making the determination of necessary funds, it shall be assumed that the Participating Employer, and not a Trust, shall pay all expenses of the Trust and all taxes owed on the income earned by the Trust on Trust assets. The actuary who determines the amount needed to fund a Trust will be the actuary engaged at such time by the Retirement Plan.

If a letter of credit is deposited with the trustee of a Trust (with the trustee named as beneficiary of the letter of credit), the face amount of the letter of credit may change annually upon renewal of the letter of credit due, for example, to changes in the actuarial assumptions or the payment of benefits during the year being completed. Upon renewal, such amount will be calculated using the actuarial assumptions described about, except that the assumptions shall be those as of the Measurement Date immediately preceding or concurrent with the date of renewal of the letter of credit.

Contributions to a Trust of cash or other property (including, without limitation, a letter of credit) shall also be made by the Participating Employer sponsoring such Trust in an amount sufficient to fund the actuarial present value (determined as of the time of contribution or letter of credit renewal) of benefits which are accrued by Participants who are anticipated to be covered by such Trust either because they are currently employed by such Participating Employer or its immediate parent, or their last employer within the Univar Companies was such Participating Employer or its immediate parent. Contributions shall be made at least annually on or before July 15 of each year.

The face amount of a letter of credit which is used in funding an accrued benefit shall be no less than the amount equal to the sum of (i) the actuarial present value of the accrued benefit as of the date through which the accrued benefits are being calculated (“Benefit Calculation Date”), plus (ii) the earnings such present value amount would earn (based upon the expected rate of investment return used by the actuary to calculate the present value) between the Benefit Calculation Date and the date the letter of credit which is to be deposited is scheduled to expire unless renewed. For example, suppose a letter of credit is being deposited on July 15, 2005 for all benefits accrued through that date, and under the terms of the letter of credit it will be drawn upon unless renewed or replaced by July 15, 2006. Suppose further that on July 15, 2005, the actuarial present value of the accrued benefits equals $1,000,000, and the Plan’s expected rate of investment return is 8% per year. In this example, the face amount of the letter of credit would have to be no less than $1,080,000, which is the actuarial present value of the accrued benefit calculated as of July 15, 2005 plus 8% of such present value. In contrast, if in this example cash were deposited on July 15, 2005 to fund the accrued benefits through that date, then the amount of cash deposited would equal only $1,000,000, which is the actuarial present value of the accrued benefit calculated as of July 15, 2005. This difference in the methods used to calculate the amount of cash and letters of credit to be deposited is due to the fact that when calculating the actuarial present value of an accrued benefit as of a certain date, the actuaries assume a Trust will earn interest or other investment returns on assets deposited from such date. Because the face amount of a letter of credit does not increase over time, but can only be increased by the employer renewing the letter of credit at a higher face amount, the face amount of the letter of credit must include the expected rate of investment return on the actuarial present value of the accrued benefits through the date the letter of credit is scheduled to be renewed or expire.

12. Administrative Committee. This Plan shall be administered by the Administrative Committee, a committee appointed by the Pension Management Committee. The Administrative Committee (hereinafter “Committee”) shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties. The Committee shall administer such terms and provisions in a uniform and nondiscriminating manner.

13. Claims Procedure. The following is the procedure for making claims under this Plan or appealing a decision made with respect to this Plan.

(a) Filing Claim for Benefits. If a person does not receive the timely payment of the benefits which he or she believes are due under the Plan (hereinafter referred to as the “Applicant”), the Applicant may make a claim for benefits. All claims for benefits under the Plan shall be made in writing and shall be signed by the Applicant. Claims shall be submitted to the Committee. Each claim shall be approved or disapproved within 90 days following the receipt of the information necessary to process the claim. In the event the Committee denies a claim for benefits in whole or in part, the Committee shall notify the Applicant in writing of the denial of the claim and notify the Applicant of the right to a review of the decision. Such notice shall also set forth the specific reason for such denial, the specific provisions of the Plan on which the denial is based, a description of any additional material or information necessary to perfect the claim with an explanation of the Plan’s appeals procedure. If no action is taken by the Committee on an Applicant’s claim within 90 days after receipt by the Committee, such claim shall be deemed to be denied for purposes of the following appeals procedure.

(b) Appeals Procedure. Any applicant whose claim for benefits is denied in whole or in part may appeal to the Committee for a review of the decision. Such appeal must be made within three months after the Applicant has received actual or constructive notice of the denial. An appeal must be submitted in writing within such period and must:

(i) Request a review by the Committee of the claim for benefits under the Plan;

(ii) Set forth all of the grounds upon which the Applicant’s request for review is based on and any facts in support thereof and

(iii) Set forth any issues or comments which the Applicant deems pertinent to the appeal.

The Committee shall act upon each appeal within 60 days after receipt unless special circumstances require an extension of the time for processing, in which case a decision shall be rendered by the Committee as soon as possible but not later than 120 days after the appeal is received by the Committee. The Committee shall make full and fair review of each appeal and any written materials submitted by the Applicant in connection therewith. The Committee may require the Applicant to submit therewith. The Committee may require the Applicant to submit such additional facts, documents or other evidence as the Committee in its discretion deems necessary or advisable in making its review. On the basis of its review the Committee shall make an independent determination of the Applicant’s eligibility for benefits under the Plan. The decision of the Committee shall be final and conclusive.

14. Alienation. The right of any person to receive payments under this Plan shall not be subject to any type of assignment or pledge, nor shall such right be liable for or subject to the debts, contracts, liabilities or torts of such person.

15. Employee Benefit Statement. Each employee covered by this Plan shall receive a statement each year which shows total benefits accrued under this Plan.

16. Withholding. Benefit payments shall be subject to applicable federal, state or local withholding for taxes.

17. Successors. In the event of any consolidation, merger, acquisition or reorganization, the obligations of Participating Employers under this Plan shall continue and be binding on such corporations and their successors.

18. Governing Law. This Plan shall be construed in accordance with applicable federal law, and to the extent federal law is inapplicable, under the laws of the State of Washington.

This Univar Supplemental Benefits Plan, as amended and restated effective July 1, 2004, is executed the 22nd day of July, 2004.

Univar USA Inc.

Warren T. Hill

APPENDIX A

NON-U.S. AFFILIATES

The following companies shall be treated as “Non-U.S. Affiliates” for purpose of the Retirement Plan and this Plan:

Univar Canada Ltd., formerly named Van Waters & Rogers Ltd.

APPENDIX B

The following affiliates of Participating Employers shall be treated as “U.S. Affiliates” for purposes of this Plan.

Pakhoed Corporation and any subsidiary thereof that is a participating employer in the Pakhoed Corporation Retirement Plan, and any successor corporations.

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